Exhibit 10.32
June 24, 2008
Mr. Michael Lunsford
c/o RealNetworks, Inc.
2601 Elliott Avenue
Seattle, WA 98121
Dear Mike,
It is our great pleasure to offer you the promotion to the challenging new position of Executive Vice President of Strategic Ventures, directly reporting to Rob Glaser at RealNetworks, Inc. This letter acts as an addendum to the original offer letter you received on January 17, 2008; all other terms of employment that you previously agreed to will apply.
As the Executive Vice President of Strategic Ventures, your role includes but is not limited to the total responsibility for all current and future joint venture businesses, including early stage business ventures where an entity may eventually become a future joint venture. These existing business units include RealNetworks Rhapsody America, worldwide music and Facet. In your new capacity, you will also be responsible for overseeing the corporate strategy function of the company.
This promotion is Board of Directors approved, and comes in recognition of the fine work you have done at RealNetworks, Inc. since your start date earlier this year. It will take effect upon the receipt of the written formal acceptance of this offer. Your annual salary will be increased to $370,000 per annum (subject to normal withholdings).
As part of this promotion, you will also continue to be eligible for the company’s executive incentive MBO program, allowing you to earn an annual bonus of up to 45% of your base salary, based on the achievement of specific business goals. As such, you are eligible to earn $166,500 upon meeting these MBO business goals, for an annual targeted total compensation of $536,500. Please note that your participation will remain in effect in those quarters during which you are employed as an executive on the first and last day of the quarter.
As previously discussed, you and Rob Glaser may amend your participation in the company’s executive incentive MBO program in the second half of 2008, if the following two items are mutually agreed to:
1.	Michael Lunsford crafts a business plan for the second half of 2008 and targeted goals and objectives are approved by Rob Glaser; and

2.	The milestones mapped out in the business plan allow you sufficient time to execute and achieve the desired results mutually agreed upon by you and Rob Glaser.
If these items are mutually agreed to, then your classification in the executive incentive MBO program will change from the current “Corporate” level to the “Divisional Leader” level.
Subject to the approval of the Board of Directors’ Compensation Committee, in 2009 we intend to raise your participation from the 45% level to the 75% level in the Executive MBO Incentive Plan.

Further, you will receive an award of 40,000 Restricted Stock Units (“RSU’s”) in connection with your promotion. Effective upon the later to occur of (a) your acceptance of the terms of this letter and (b) the approval of the award of RSUs by the Compensation Committee of the RealNetworks Board of Directors, the RSUs will be granted to you and will vest as follows (assuming continued employment with Real): 5,000 RSUs will vest on the first anniversary of your promotion, and an additional 5,000 RSUs will vest upon the completion of each successive six months of employment thereafter until the RSUs become fully vested 4-1/2 years (52 months) following your promotion. The RSUs will be granted pursuant to the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), and will be subject to all of the terms and conditions of the 2005 Plan and the agreement evidencing the RSU award.
In addition, RealNetworks, Inc. will assist you with some of the burden of selling one of your two homes in the Atlanta, Georgia area, to help facilitate you and your family’s transition to Seattle, Washington. RealNetworks, Inc. agrees to provide protection against a loss on the sale of one of your two Atlanta, Georgia properties to a maximum level of $100,000. This protection reimbursement will be based on RealNetworks, Inc. and you each obtaining separate appraisals on each of the two properties. The average of the two appraisals will provide the basis upon which we will calculate your loss protection. Once the appraisals are completed, the properties’ offering price will be reduced to the average of the two appraisals less $25,000. From time to time while the properties are on sale, the RealNetworks SVP of HR will work with you to lower the offering prices further if neither property has sold. The RealNetworks SVP of HR will be entitled to lower the offering price by up to $100,000 from the average of the two appraisals. RealNetworks will reimburse you for the difference between the selling price of the first house to sell and the average of the two appraisals for that house, but in no event will RealNetworks be obligated to pay more than $100,000 of loss reimbursement. The loss reimbursement will only apply to the first house sold.
If this strategy does not yield in the sale of one of the properties within the next six months, then RealNetworks agrees to request consent from its Compensation Committee to pay a third party such as Prudential or Coldwell Banker to acquire and sell your home located at 39 Avery Drive, Atlanta GA 30309 subject to the standard terms and conditions used by the third party to execute similar relocation transactions at RealNetworks’ expense.
Mike, your mutual notice/severance agreement which you received and agreed to at the time of hire with RealNetworks, Inc. continues. As a reminder, this executive severance package is the framework for our highly valued senior leaders at RealNetworks, Inc. Upon acceptance of this new promotion, you agree that you will provide RealNetworks, Inc. six (6) months’ notice prior to terminating your employment. After receipt of such notice Real may, at its election, direct you to continue your work for Real for any period up to six (6) months’ from the date of such notice at your then-current base salary. In consideration for fulfilling the foregoing notice provision, Real will pay you a severance payment equal to six (6) months of your then-current base salary at the conclusion of your employment with Real.
As you know, we are currently creating an addendum to y our original offer letter. This is to acknowledge that RNWK will provide for reasonable relocation costs as determined by the SVP of Human Resources.
In the event that Real terminates your employment without cause, Real may require you to stay for up to six (6) months to transition your responsibilities. After this transition period, in consideration for fulfilling the foregoing transition requirement, RealNetworks Inc. will pay you a severance of six (6) months of your then-current base salary at the conclusion of your employment with Real.
Mike, please accept our congratulations on your new promotion. We look forward to your continued contributions and future success in your new role.
Sincerely,
/s/ Robert Glaser
Robert Glaser
Chief Executive Officer
RealNetworks, Inc.
I have read and agree to the terms outlined in this promotional letter.
Michael Lunsford: /s/ Michael Lunsford
Date: 6/24/2008